Exhibit 10.0


                              EMPLOYMENT AGREEMENT

               THIS EMPLOYMENT AGREEMENT (the "Agreement"), effective as of the 3rd day of January, 2006 (the "Effective Date"), by and between Penn Security Bank & Trust, a Pennsylvania state chartered community bank and trust company (the "Bank"), and Penseco Financial Services Corporation, a Pennsylvania corporation (the "Parent") (together the "Company"), and Craig W. Best (the "Executive"), reads as follows:

                                   ARTICLE I

                                   RECITALS

               WHEREAS, the Executive is an individual qualified by education and experience to serve as both the Bank's and the Parent's President and Chief Executive Officer; and

               WHEREAS, the Company desires to appoint the Executive as both the Bank's and the Parent's President and Chief Executive Officer and to employ the Executive on the terms and conditions set forth in this Agreement; and

               WHEREAS, the Executive desires to be so employed by the Company.

               NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:


                                   ARTICLE II

                                   DEFINITIONS

               SECTION 2.1. "Accrued Obligations" shall mean, as of the Date of Termination, to the extent not theretofore paid, the sum of (i) Executive's Base Salary through the Date of Termination, (ii) the amount of any bonus or other incentive compensation for any completed bonus period and other vested cash compensation earned by Executive as of the Date of Termination under the terms of any compensation and benefit plans, programs or arrangements maintained in force by the Company, and (iii) any vacation pay, expense reimbursements and other cash entitlements accrued by the Executive, in accordance with Company policy, as of the Date of Termination.

               SECTION 2.2.  "Bank Board" means the Board of Directors of the
Bank.

               SECTION 2.3. "Cause" means: (i) conviction of, or the entry of a plea of guilty or no contest to, a felony or any other crime that causes the Company or any of its subsidiaries or affiliates public disgrace or disrepute, or adversely affects the Company's operations, financial performance, or relationship with its customers; (ii) fraud, embezzlement or other misappropriation of funds, excluding immaterial and inadvertent action not taken in bad faith and


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which is remedied by Executive within ten (10) days after his receipt of written notice thereof from the Company specifying in reasonable detail the alleged improper action; (iii) habitual insobriety or illegal use of controlled drugs;
(iv) breach of this Agreement having a material adverse economic effect on the Company taken as a whole, if not cured within (30) days following Executive's receipt from the Company of written notice thereof specifying in reasonable detail the alleged breach; or (v) refusal to perform the lawful and reasonable directives of the Bank Board or Parent Board, unless such refusal is cured within (30) days following Executive's receipt from the Company of written notice thereof, specifying the directives Executive allegedly refused to perform, or unless Executive gives written notice of good faith objection to any such directive based on his reasonable belief that compliance with same would be inconsistent with fiduciary duties or with any applicable law, rule, regulation, order, ordinance, applicable accounting standard, insurance policy, employee benefit plan or any other material agreement, instrument or undertaking ("Good Faith Objection"). In the event of Good Faith Objection by Executive, his refusal to perform any directive of the Bank Board or Parent Board shall not be Cause for termination unless Executive persists in such refusal after the Bank Board or Parent Board, as applicable, obtains, from an independent law firm selected by the Bank Board or Parent Board in its sole and reasonable discretion, with a written reasoned legal opinion that it is more likely than not that compliance with the directive at issue would not result in any violation (an "Independent Opinion").

               SECTION 2.4. "Change in Control" shall be deemed to have occurredif (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than any Company employee stock ownership plan or an equivalent retirement plan, becomes the beneficial owner (as such term is used in Section 13(d) of the Exchange Act), directly or indirectly, of securities of Parent representing 50% or more of the combined voting power of Parent's then outstanding voting securities, (ii) Parent Board ceases to consist of a majority of Continuing Directors (as defined below), (iii) the consummation of a sale of all or substantially all of the Company's assets or a liquidation (as measured by the fair value of the assets being sold compared to the fair value of all of Parent's assets), or (iv) a merger or other combination occurs such that a majority of the equity securities of the resultant entity after the transaction are not owned by those who owned a majority of the equity securities of the Parent prior to the transaction. A "Continuing Director" shall mean a member of the Parent Board who either (i) is a member of the Parent Board as of the Effective Date or (ii) is nominated or appointed to serve as a Director by a majority of the then Continuing Directors.

               SECTION 2.5. "Change in Control Termination" means the termination of Executive's employment under this Agreement by the Company or its successor(s) or permitted assign(s) without Cause or by Executive for Good Reason, which occurs within 12 months following a Change in Control.

               SECTION 2.6. "Code" means the Internal Revenue Code of 1986, as amended.

               SECTION 2.7. "Date of Termination" has the meaning given to that term in Section 3.7.


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               SECTION 2.8.  "Disability" means a condition entitling Executive to benefits under the Bank's long term disability plan, policy or arrangement. Termination as a result of a Disability will not be construed as a termination by the Company "without Cause."

               SECTION 2.9. "Good Reason" means any of the following, without Executive's prior consent: (i) a material, adverse change in title, authority, duties or reporting relationships (including the assignment of duties materially inconsistent with the Executive's position); (ii) a reduction in Base Salary or annual or long term bonus or incentive compensation opportunities described in
Article III; (iii) any other material breach of this Agreement by the Company, excluding inadvertent action which is remedied by the Company within ten (10) days after its receipt of written notice thereof from the Executive specifying in reasonable detail the alleged breach; (iv) executive being required to relocate to a principal place of employment more than 50 miles from Scranton, Pennsylvania; (v) the failure by the Company to obtain the assumption in writing of its obligation to perform this Agreement, to the extent required pursuant to
Section 5.4; (vi) any failure to nominate or re-nominate Executive for election to the Bank Board or the Parent Board or any failure by the shareholders to elect or re-elect Executive to the Bank Board or Parent Board; (vii) any demand by the Bank Board or the Parent Board that Executive comply with any directive (including without limitation a directive that he refrain from taking recommended action) as to which Executive made a written Good Faith Objection, unless the Bank Board or the Parent Board or both, as applicable, obtain an Independent Opinion; or (viii) the occurrence of any of the following based on the financial condition of the Company as of the date Executive commences employment by the Company or caused by any action or event prior to the date Executive commences employment by the Company: (a) the general assignment by the Bank or the Parent for the benefit of its creditors; (b) the filing by the Bank or the Parent of a petition under Chapter 7 or Chapter 11 of the United States Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect (collectively, the "Bankruptcy Laws"); (c) the failure by the Bank or the Parent to controvert in a timely and appropriate manner, or the acquiescence by the Bank or the Parent in writing to, any petition filed against it in any involuntary case under the Bankruptcy Laws; or (d) the commencement of an involuntary proceeding or the filing of an involuntary petition seeking (x) liquidation, reorganization or other relief in respect of the Bank or the Parent or its debts, or of a substantial part of its assets, under the Bankruptcy Laws or (y) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Bank or the Parent or for a substantial part of the assets of either, if, in either such case, such proceeding or petition shall continue undismissed for 60 days or an order, judgment or decree approving or ordering any of the foregoing shall be entered, or an order for relief against the Company shall be entered in an involuntary case under the Bankruptcy Laws. The events or conditions described in this Section 2.9 will not constitute Good Reason unless:
(a) the Executive provides the Company with written objection to the event or condition within 30 days of the first occurrence of such event or condition, (b) the Company does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection or the Company notifies the Executive in writing that it does not intend to cure the event or condition, and (c) the Executive resigns his employment within 30 days following the expiration of that Cure Period. For purposes of this Section 2.8, the Cure Period shall end on the earlier of the date the Company notifies Executive in writing that does not intend to cure the event or condition referenced in the


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Executive's written objection, or the 30th day following the Company's receipt of such written objection.

               SECTION 2.10. "Parent Board" means the Board of Directors of Parent.

               SECTION 2.11. "Restricted Period" means the period commencing on the day that Executive's employment with the Company terminates for any reason and ending on the first anniversary of such termination.

                                  ARTICLE III

                           EMPLOYMENT AND COMPENSATION

               SECTION 3.1.  Employment Term.

                      (a) The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement, for the period beginning on the Effective Date and continuing through the third anniversary of the date of this Agreement (the "Initial Term") and shall thereafter automatically renew for additional one year periods (each, a "Renewal Term"), unless sooner terminated in accordance with this Agreement or written notice is given by one party to the other at least thirty (30) days prior to the expiration of the Initial Term or any Renewal Term, as applicable. The Initial Term and any Renewal Term are herein collectively referred to as the "Term." This Agreement shall not become effective, and the Company shall have no liability under this Agreement (including any appendices or exhibits to this Agreement), unless Executive reports to commence service under this Agreement on the Effective Date.

                      (b) If Executive dies while employed by the Company, this Agreement and Executive's employment by the Company shall automatically terminate on the date of Executive's death. The Company may terminate Executive's employment and all other positions with the Company upon written notice to Executive at any time (i) due to the Disability of Executive, (ii) for Cause, or (iii) without Cause, for any or no reason. Executive may terminate his employment and all other positions with the Company at any time (i) for Good Reason, or (ii) without Good Reason, for any or no reason. Notwithstanding the generality of the preceding sentence, in the event that Executive resigns from his employment pursuant to this Section 3.1(b) without Good Reason for any or no reason, Executive shall give thirty (30) days written notice to the Company prior to the proposed effective date of such resignation, and such resignation shall not be effective until the expiration of such notice period, unless such notice is waived by the Company (in which case such resignation shall be effective as of the date of such waiver). Notwithstanding the second sentence of this Section, if the Company elects to terminate Executive's employment pursuant to this Section 3.1(b) for any reason other than Disability or Cause, the Company shall give Executive thirty (30) days written notice prior to the proposed effective date of such termination. At any time after delivery by the Company of written notice to Executive of termination without Cause (including a termination due to non-renewal of the Term) or after Executive's delivery of written notice of resignation, the Company may relieve Executive of his duties, responsibilities and authority and terminate Executive's active employment, provided that the Company shall remain obligated to pay or provide, as applicable,


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to Executive all payments and benefits Executive would otherwise be entitled to receive during the 30-day notice period.

               SECTION 3.2.  Positions and Duties.

                      (a) Executive will serve as President and Chief Executive Officer ("CEO") for each of the Bank and Parent, reporting directly to the Parent Board and its Chairman and will have all duties customarily associated with the position of a CEO, all duties as are set forth in the Company's bylaws for such position and all duties as are delegated to the CEO from time to time by the Board. Executive shall devote his best efforts and substantially all of his business time and services to the Company (with reasonable time off for vacation, holidays and illness or other temporary disability excepted).

                      (b) As soon as reasonably practicable following the Effective Date, each of the Parent Board and Bank Board will nominate, recommend and bring to a shareholder vote the election of Executive to each of the Parent Board and Bank Board, in accordance with the organization documents and bylaws of Parent and the Bank, as applicable. In light of the compensation paid to Executive for his employment under this Agreement, he will not be entitled to any additional compensation for his service as a member of either Board. Executive's membership on the Parent Board and the Bank Board shall terminate effective upon Executive's termination of employment for any reason, and Executive agrees to cooperate to assure that his termination of membership on such Boards is appropriately documented.

               SECTION 3.3. Other Activities. Nothing contained herein shall preclude the Executive from (i) engaging in charitable and community activities;
(ii) participating in industry and trade organization activities; (iii) managing his and his family's personal investments and affairs; and (iv) delivering lectures, fulfilling speaking engagements or teaching at educational institutions; provided that such activities do not interfere with the regular performance of his duties and responsibilities under this Agreement and do not violate his obligations under Article IV of this Agreement.

               SECTION 3.4. Compensation. The Company shall pay or cause to be paid or provided to Executive the following compensation and benefits:

                      (a) Base Salary. Executive will receive an initial base salary of $230,000 per annum, paid in accordance with the Company's payroll practices. The base salary shall be reviewed on an annual basis by the Bank Board and may be increased (but not decreased) from time to time at the discretion of the Bank Board. The initial base salary or such later increased base salary is hereinafter referred to as Executive's "Base Salary."

                      (b)  Bonus.

                              (i)   Annual Bonus for 2006 Fiscal Year. For the
2006 fiscal year, Executive will be eligible for and receive bonuses equal to:

                                    (A) Five percent of his Base Salary, if
Executive submits a strategic plan for the Company that is reasonably acceptable to the Bank Board;


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                                    (B) Five percent of his Base Salary if (x)
the Bank's net income for the 2006 fiscal year increases by 8% or more from the Bank's net income for the 2005 fiscal year, (y) the Bank's return on equity for the 2006 fiscal year is 12% or more and (z) the Bank's return on assets for the 2006 fiscal year is 1.2% or more;

                                    (C) Five percent of his Base Salary if
Executive establishes a system to measure customer satisfaction that is reasonably acceptable to the Bank Board; and

                                    (D) Five percent of his Base Salary if
Executive establishes a performance measurement system for employees that is reasonably acceptable to the Bank Board.

                              (ii)  Annual Bonus for Fiscal Years beginning
after 2006. For each fiscal year ending during the Term but after December 31, 2006, Executive will be eligible for an annual bonus of up to twenty percent of his Base Salary, less payroll withholdings, based upon parameters to be mutually agreed upon by Executive and Bank's Board. At the discretion of the Bank Board, the Company may pay Executive additional bonuses.

                              (iii) Attainment of any financial performance
goals under this Section 3.4(b) will be determined by the Bank Board reasonably and in good faith. Any bonuses payable under this Section 3.4(b) will be paid within thirty (30) days following the approval of the Company's audited financial statements for the applicable fiscal year by the audit committee of the Bank Board, provided that Executive has not resigned without Good Reason and has not been terminated for Cause before such payment date. The Bank Board and Executive shall reasonably and good faith agree upon adjustments to corporate or personal performance goals, so that required departures from the Company's operating budget, changes in accounting principles, acquisitions, dispositions, mergers, consolidations, other corporate transactions or extraordinary events, and other factors influencing the achievement or calculation of such goals do not affect the operation of this Section 3.4(b) in a manner inconsistent with the achievement of its intended purposes.

                      (c) General Employee Benefits. The Executive will be eligible to participate in the employee pension plan, the retirement profit-sharing plan, health insurance, term life insurance, long term disability insurance and other employee benefit plans, policies or arrangements maintained by the Company for its employees generally, in a manner and to an extent at least as favorable as is afforded to the most favorably treated executive of the Company, subject to the terms and conditions of such plans, policies or arrangements. This paragraph will not limit the Company's ability to amend, modify or terminate such plans, policies or arrangements at any time for any reason.

                      (d) Vacation. In addition to holidays observed by the Bank, Executive shall be entitled to at least 20 working days paid vacation time during each year of employment or if greater than 20 working days per year, such period as the Bank Board shall approve, without reduction in salary or other benefits. Vacation days that remain unused at the end of any year will accrue or expire to the extent provided by the Company's vacation policy, as in effect from time to time.


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                      (e)  Automobile. The Company will provide Executive with
the use of an appropriate automobile, together with reasonable insurance coverage, maintenance, and reimbursement of reasonable fuel expenses.

                      (f) Country Club/Dining Club. The Company will reimburse Executive for the membership costs for an appropriate country club/dining club in accordance with Company policy.

                      (g) Other Executive Perquisites and Benefits. Executive will participate in all other perquisites and benefit programs offered generally by the Company to its other executives in a manner and to an extent at least as favorable as is afforded to the most favorably treated executive of the Company. Without limitation, Executive shall participate in the supplemental executive pension plan and the Company shall purchase term life insurance for Executive having a death benefit of $500,000.

                      (h) Relocation and Related Expenses. Executive will relocate his principal residence and the Company will reimburse Executive up to $50,000 for any and all documented and reasonable moving expenses and reasonable new residence establishment expenses, including, but not limited to brokers fees, attorneys' fees, recording fees, title insurance fees and real estate transfer taxes for the sale of Executive's current principal residence or in the purchase of Executive's new residence or both, fees or points paid in connection with the purchase of Executive's new residence, necessary travel, and meals arising out of Executive's relocation (the "Relocation Allowance") and the attorneys' fees and costs Executive incurred in connection with this Agreement and the Appendices. In addition, the Company will reimburse Executive for the reasonable costs of temporary housing for up to 90 days following the Effective Date (the "Temporary Housing Allowance").

                      (i) Tax Gross-Up of Relocation Reimbursement. The Company will pay Executive a tax gross-up payment in an amount such that, after the payment of all federal and state income taxes on any and all portions of the Relocation Allowance and the Temporary Housing Allowance that are not excludible from such taxes and the additional payment made pursuant to this paragraph 3.4(j), Executive will be in the same after-tax position as if the entire Relocation Allowance and the Temporary Housing Allowance were excludible from Executive's income for federal and state income tax purposes.

                      (j) Incentive Compensation Grant. Executive will be granted stock appreciation rights (SARs) with respect to 10,000 shares of the Parent's common stock in accordance with the terms of the award agreement attached hereto as Appendix A. The Company will work in good faith with Executive to develop by January 1, 2007 a long-term incentive compensation plan for executives in which Executive will participate.

               SECTION 3.5. Reimbursement of Expenses. Executive will be reimbursed by the Company for all reasonable business expenses incurred by him in accordance with the Company's customary expense reimbursement policies as in effect from time to time.

               SECTION 3.6.  Indemnification.


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                      (a)  The Company agrees that (i) if the Executive is made
a party, or is threatened to be made a party, to any threatened or actual action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate or other (each, a "Proceeding") by reason of the fact that he is or was a director, officer, employee, agent, manager, consultant or representative of the Company or is or was serving at the request of the Company as a director, officer, member, employee, agent, manager, consultant or representative of another entity or (ii) if any claim, demand, request, investigation, dispute, controversy, threat, discovery request or request for testimony or information (each, a "Claim") is made, or threatened to be made, that arises out of or relates to the Executive's service in any of the foregoing capacities, then the Executive shall promptly be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Bank's or Parent's certificate of incorporation, bylaws or Board resolutions or, if greater, by the laws of the Commonwealth of Pennsylvania, against any and all costs, expenses, liabilities and losses (including, without limitation, attorney's fees, judgments, interest, expenses of investigation , penalties, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee, agent, manager, consultant or representative of the Company or other entity and shall inure to the benefit of the Executive's heirs, executors and administrators. The Company shall advance to the Executive all costs and expenses incurred by him in connection with any such Proceeding or Claim within 15 days after receiving written notice requesting such an advance. Such notice shall include, to the extent required by applicable law, an undertaking by the Executive to repay the amount advanced if he is ultimately determined not to be entitled to indemnification against such costs and expenses.

                      (b) Neither the failure of the Bank or Parent (including the respective Board, independent legal counsel or stockholders of either) to have made a determination in connection with any request for indemnification or advancement under Section 3.6(a) that the Executive has satisfied any applicable standard of conduct, nor a determination by the Bank or Parent (including the respective Board, independent legal counsel or stockholders of either) that Executive has not met any applicable standard of conduct shall create a presumption that Executive has not met an applicable standard of conduct.

               SECTION 3.7. Severance; Severance Payments. Upon a termination of his employment with the Company (the effective date of such termination is herein referred to as the "Date of Termination"), Executive will be entitled only to such compensation, benefits and rights as described in this Section 3.7 and in any other agreement, including but not limited to any stock appreciation rights agreement, between Executive and the Company.

                      (a) Termination without Cause or for Good Reason. Except as otherwise provided in this Section 3.7, if Executive's employment by the Company is terminated by the Company for any reason other than Cause (i.e., without Cause) or if Executive terminates his employment for Good Reason, Executive will be entitled to:

                              (i)   Payment of all Accrued Obligations;


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                              (ii)  Continuation of Executive's Base Salary as
of the Date of such Termination for a period of 12 months from the Date of Termination, payable in accordance with the Company's payroll practices;

                              (iii) Payment by the Company of the applicable
premiums otherwise payable for COBRA continuation coverage for Executive (and, to the extent covered immediately prior to the date of Executive's termination, his spouse and dependents) for a period of 12 months (or if COBRA continuation coverage expires or is otherwise unavailable, then, in lieu thereof, Executive will receive monthly payments equal to the monthly "applicable premium," as that term is defined under COBRA, for a period equal to 12 months); and

                              (iv)  Payment by the Company to an outplacement
firm of Executive's choice of a lump sum cash payment of $30,000 (or such greater amount as the Bank Board or the Parent Board may approve) for outplacement assistance.

                      (b) Change in Control Termination. In lieu of any compensation and benefits payable under Section 3.7(a), in the event that Executive's employment by the Company ceases due to a Change in Control Termination, Executive will be entitled to:

                              (i)   Payment of all Accrued Obligations;

                              (ii)  Continuation of Executive's Base Salary as
of the date of such termination for a period of 24 months, payable in accordance with the Company's payroll practices; and

                              (iii) Payment by the Company of the applicable
premium otherwise payable for COBRA continuation coverage for Executive (and, to the extent covered immediately prior to the date of Executive's termination, his spouse and dependents) for a period of 24 months (or if COBRA continuation coverage expires or is otherwise unavailable, then, in lieu thereof, Executive will receive monthly payments equal to the monthly "applicable premium," as that term is defined under COBRA, for a period equal to 24 months;

                              (iv)  All SARs and any stock options and any other
equity awards granted shall immediately vest and become exercisable; and

                              (v)  Payment by the Company to an outplacement
firm of Executive's choice of a lump sum cash payment of $30,000 (or such greater amount as the Bank Board or the Parent Board may approve) for outplacement assistance.

                      (c) Termination Following Expiration of a Term. In the event of a termination by the Company of Executive's employment following the expiration of any Initial Term or Renewal Term, the Company shall pay or provide to Executive the amounts, benefits and rights described in Section 3.7(a).

                      (d) Except as provided in this Section 3.7, all compensation and participation in all benefit plans and programs will cease at the time of such termination, subject to the terms of any benefits or compensation plans then in force and applicable to Executive, and the Company shall have no further liability or obligation by reason of such termination,


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provided, however, that nothing in this paragraph shall affect or be deemed to affect Executive's rights to accrued or vested benefits under any benefit plan, program or arrangement. The payments and benefits described in this Section 3.7 are in lieu of, and not in addition to, any other severance arrangement maintained by the Company. Notwithstanding any provision of this Agreement, the payments and benefits described in this Section 3.7 are conditioned on Executive's execution and delivery to the Company of a release substantially identical to that attached hereto as Appendix B in a manner consistent with the requirements of the Older Workers Benefit Protection Act and any applicable state law (the "Release"). The severance benefits described in this Section 3.7 will begin to be paid or provided as soon as the Release becomes irrevocable. Any payments to be made to Executive and any benefits to be provided to Executive pursuant to this Section 3.7 shall be paid or provided, as applicable, to Executive's beneficiaries, heirs or estate in the event of Executive's death.

                      (e) Other Terminations. If Executive's employment with the Company ceases for any reason other than as described in Sections 3.7(a), 3.7(b) and 3.7(c) above (including but not limited to termination (a) by the Company for Cause, (b) as a result of Executive's death, (c) as a result of Executive's Disability, or (d) by Executive without Good Reason, then the Company's obligation to Executive will be limited solely to the payment of Accrued Obligations. All compensation and participation in benefits will cease at the time of such termination and, except as otherwise provided by COBRA or the terms of such plans, the Company will have no further liability or obligation by reason of such termination. The foregoing will not be construed to limit Executive's right to payment or reimbursement for claims incurred prior to the date of such termination under any insurance contract funding an employee benefit plan, policy or arrangement of the Company in accordance with the terms of such insurance contract or Executive's right to accrued or vested benefits under the terms of any employee benefit plan, fringe benefit program or other benefit arrangement.

               SECTION 3.8. Limitation on Payments. If any payment or benefit due under this Agreement, together with all other payments and benefits that Executive receives or is entitled to receive from the Company or any of its subsidiaries, affiliates or related entities, would (if paid or provided) constitute an Excess Parachute Payment (as defined below), the amounts otherwise payable and benefits otherwise due under this Agreement will be limited to the minimum extent necessary to ensure that no portion thereof will fail to be tax-deductible to the Company by reason of Section 280G of the Code. The determination of whether any payment or benefit would (if paid or provided) constitute an Excess Parachute Payment will be made by the Parent Board, in its good faith discretion, based on the advice of the Company's auditors.

                      (a) Adjustments Necessary to Comply with Maximum Payment Limit. If, notwithstanding the initial application of Section 3.8, the Internal Revenue Service determines that any amount paid or benefit provided to Executive would constitute an Excess Parachute Payment, Section 3.8 will be reapplied based on the Internal Revenue Service's determination and Executive will be required to repay to the Company any Overpayment (as defined below) immediately upon receipt of written notice of the applicability of this section.

                      (b)  Definitions. For purposes of this Agreement:


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                              (i)   "Excess Parachute Payment" has the same
meaning as used in Section 280G(b)(1) of the Code.

                              (ii)  "Overpayment" means any amount paid to
Executive in excess of the maximum payment limit of Section 3.8 of this Agreement.

                                   ARTICLE IV

                       RESTRICTIVE COVENANTS AND REMEDIES

               SECTION 4.1.  Confidential Information.

                      (a) In consideration of the employment by the Company of Executive and the consideration outlined in Article 3 of this Agreement, and as an inducement to the Company to continue to entrust Executive with its Trade Secrets (as hereinafter defined), Executive agrees that Executive will not use for himself or disclose to any person any Trade Secret of the Company or any of its subsidiaries or affiliates obtained by Executive as a result of his employment by the Company unless authorized in writing by the Company to do so. For purposes of this Agreement, Trade Secrets will be deemed to include, but not be limited to, all confidential information, including price lists, patents, designs, inventions, copyrighted materials, product lists, marketing strategies, personnel files, customer lists, and all other information or material received by Executive in connection with his employment by the Company which is not otherwise available to the general public. Upon cessation of Executive's service to the Company for any reason, all written or electronic materials evidencing Trade Secrets, and all copies thereof, in the possession or control of Executive shall be delivered to the Company. The term Trade Secrets shall exclude (i) information that is or subsequently becomes publicly available other than as a result of Executive's breach of this Agreement; (ii) is acquired from another source not under a duty of confidentiality to the Company and not as a result of a breach of this Agreement; (iii) is independently developed by Executive without use of the Trade Secrets; (iv) is approved for release by the Bank, Parent or both; or (v) is required to be disclosed by court order, subpoena, in connection with a civil or criminal investigative demand, the discovery rules of any court or otherwise by law or legal process.

               SECTION 4.2. Ownership of Inventions and Ideas. Executive acknowledges that the Company shall be the sole owner of all the results and proceeds of his service to the Company, including but not limited to, all patents, patent applications, patent rights, formulas, copyrights, inventions, developments, discoveries, other improvements, data, documentation, drawings, charts, and other written, audio and/or visual materials relating to equipment, methods, products, processes or programs in connection with or useful to the business of the Company or any of its subsidiaries or affiliates (collectively, the "Developments") which Executive, by himself or in conjunction with any other person, may conceive, make, acquire, acquire knowledge of, develop or create during Executive's employment by the Company, free and clear of any claims by Executive (or any successor or assignee of Executive) of any kind or character whatsoever. Executive acknowledges that all copyrightable Developments shall be considered works made for hire under the Federal Copyright Act. Executive hereby assigns and transfers his right, title and interest in and to all such Developments and agrees that he shall, at the request of the Company, execute or cooperate with the Company in any patent applications, execute such assignments, certificates or other instruments, and do any and all other acts, as the Company from time to time reasonably deems necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend the Company's right, title and interest in or to any such Developments.

               SECTION 4.3. Restrictive Covenants. In consideration of the employment by the Company of Executive and the consideration outlined in Article 3 of this Agreement, Executive agrees to be bound by this Section 4.3. Executive will not, directly or indirectly, do any of the following during the Term and the Restricted Period:

                      (a) engage or participate in any business activity substantially similar to an activity from which the Company or its subsidiaries or affiliates derives revenue (or, with respect to the application of this provision during the Restricted Period, engage or participate in any such business activity within 50 miles of any Company branch or office operating or preparing imminently to operate on the date Executive's employment ends) (a "Competing Business");

                      (b) become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent or consultant) any person, firm, corporation, association or other entity engaged in any Competing Business. Notwithstanding the foregoing, Executive may hold up to 4.9% of the outstanding securities of any class of any publicly traded securities of any company;

                      (c) solicit or call on, either directly or indirectly, for purposes of selling goods or services competitive with goods or services sold by the Company or any of its subsidiaries or affiliates, any customer with whom the Company shall have dealt or any prospective customer that the Company has identified and solicited at any time during Executive's employment by the Company;

                      (d) adversely influence or attempt to adversely influence any supplier, customer or potential customer of the Company to terminate or modify any written or oral agreement or course of dealing with the Company;

                      (e) adversely influence or attempt to adversely influence any person to terminate or modify any employment, consulting, agency, distributorship or other arrangement with the Company; or

                      (f) employ or retain, or arrange to have any other person or entity employ or retain, any employee, consultant, agent or distributor of the Company or any of its subsidiaries or affiliates (or with respect to the application of this provision during the Restricted Period, any person or entity who, within the 12 months preceding the date Executive's employment by the Company ends, was employed or engaged by the Company or any of its subsidiaries or affiliates as an employee, consultant, agent or distributor).

               Executive acknowledges that the restrictions contained in Sections 4.1, 4.2 and 4.3 are reasonable and necessary to protect the legitimate interests of the Company and its subsidiaries and affiliates and that the duration of the Restricted Period, and the provisions of

Sections 4.1, 4.2 and 4.3, are reasonable given Executive's position within the Company and the substantial consideration payable under this Agreement. Executive further acknowledges that Sections 4.1, 4.2 and 4.3 are included herein in order to induce the Company to enter into this Agreement and that the Company would not have entered into this Agreement in the absence of these provisions.

               SECTION 4.4.  Enforcement.

                      (a) Specific Enforcement. Executive acknowledges that any breach by him, willfully or otherwise, of this Article 4 will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy. Executive will not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists. In the event of any such breach by Executive, the Company or its subsidiaries or affiliates, as applicable, will have the right to enforce this Agreement by seeking injunctive or other relief in any court and this Agreement will not in any way limit remedies of law or in equity otherwise available to the Company or its subsidiaries or affiliates, as applicable.

                      (b)  Restitution. If Executive breaches any part of
Section 4.1, 4.2 or 4.3, the Company or its subsidiaries or affiliates as applicable, will have the right and remedy to require Executive to account for and pay over to the Company or its subsidiaries or affiliates all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of such breach. This right and remedy will be in addition to, and not in lieu of, any other rights and remedies available to the Company or its subsidiaries or affiliates, as applicable, under law or in equity.

                      (c)  Extension of Restricted Period. If Executive breaches
Section 4.1, 4.2 or 4.3, the Restricted Period will be extended by an amount of time equal to the period that Executive was in breach.

                      (d)  Judicial Modification. If any court determines that
Section 4.1, 4.2 or 4.3, or this Section 4.4 (or any part thereof) is unenforceable because of its duration or geographic scope, that court will have the power to modify that section and, in its modified form, that section will then be enforceable.

                      (e) Restrictions Enforceable in All Jurisdictions. If any court holds that Section 4.1, 4.2 or 4.3, or this Section 4.4 (or any part thereof) is unenforceable by reason of its breadth or scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company or its subsidiaries or affiliates, as applicable, to the relief provided above in the courts of any other jurisdiction within the geographic scope of this section.

                      (f) Disclosure of Protective Provisions. Executive agrees to disclose the existence and terms of Sections 4.1, 4.2 and 4.3 to any employer for whom Executive seeks to work during the one year period following Executive's cessation of employment by the Company.. Executive also agrees that, for a period of one year following his cessation of employment by the Company, Executive will provide, and that during the Restricted Period the

Company may similarly provide, a copy of this Section 4 to any business or enterprise (i) which Executive may directly or indirectly own, manage, operate, finance, join, control or of which he may participate in the ownership, management, operation, financing, or control, or (ii) with which Executive may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which Executive may use or permit to be used Executive's name.

                                   ARTICLE V

                                  MISCELLANEOUS

               SECTION 5.1. No Liability of Officers and Directors for Severance Upon Insolvency. Notwithstanding any other provision of the Agreement and intending to be bound by this provision, Executive hereby (a) waives any right to claim payment of amounts owed to him, now or in the future, pursuant to this Agreement from directors or officers of the Company if the Company becomes insolvent, and (b) fully and forever releases and discharges the Company's officers and directors from any and all claims, demands, liens, actions, suits, causes of action or judgments arising out of any present or future claim for such amounts.

               SECTION 5.2.  Ability to Perform.

                      (a) Executive represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which he is a party that would prevent or make unlawful his execution of this Agreement, that would be inconsistent or in conflict with this Agreement or Executive's obligations hereunder, or that would otherwise prevent, limit or impair the performance by Executive of his duties under this Agreement on and after the Effective Date.

                      (b) The Company represents and warrants to Executive that:

                              (i)   Parent and the Bank are fully authorized by
action of their respective Boards to enter into this Agreement and to perform their obligations hereunder; and upon the execution and delivery of this Agreement by the parties, this Agreement shall be the valid and binding obligation of Parent and the Bank, enforceable against Parent and the Bank in accordance with its terms. Neither Parent nor the Bank is subject to any restriction which would prohibit either one of them from entering into or performing its obligations under this Agreement.

                              (ii)  The Company currently has in force directors
and officers liability insurance coverage policies with a policy limit of $10 million, renewable annually, the terms and conditions of which are set forth in such policies, true and complete copies of which the Company shall have heretofore delivered to the Executive. All such policies are in full force and effect, all premiums due and payable under such polices have been paid, and the Company is otherwise in compliance with such policies. No cancellation of any such policy has been threatened. The Company agrees to maintain such policies or similar policies in effect throughout Executive's employment and for a period of six (6) years following any termination of such employment.

               SECTION 5.3. Payments Subject to Tax Withholding. All payments and transfers of property described in this Agreement will be made net of any applicable tax withholding.

               SECTION 5.4. Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the Company and Executive and the Company's successors and assigns and shall inure to the benefit of Executive's beneficiaries, executors, administrators and heirs. Executive may not make any assignment of this Agreement or any interest herein, by operation of law or otherwise, except by will or the laws of descent and distribution. The Company shall require any successor to all or a majority of its assets and business, whether direct or indirect, by means of purchase, reorganization, liquidation, dissolution, merger, consolidation, transfer of assets or stock, or otherwise, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Bank and Parent would be required to perform this Agreement if no succession had taken place. Regardless of whether such agreement is executed, this Agreement shall be binding upon any successor of the Bank and/or the Parent in accordance with the operation of law and such successor shall be deemed the Bank and/or Parent for purposes of this Agreement. Except as provided hereinabove, this Agreement may not be assigned by the Company.

               SECTION 5.5. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

               SECTION 5.6. Entire Agreement; Amendments. Except as otherwise provided herein, this Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof. Therefore, this Agreement merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to Executive's employment, compensation, severance, termination or any related matter. This Agreement may not be changed or modified, except by an Agreement in writing signed by both Executive and the Company.

               SECTION 5.7. Notice. Any notice or communication required or permitted under this Agreement will be made in writing and (a) sent by overnight courier, (b) mailed by certified or registered mail, return receipt requested or
(c) sent by telecopier, addressed as follows:

               If to Executive:

                      Craig W. Best



                      or such other address as Executive may hereafter give written notice of to Company

               If to the Company:

                      Pennseco Financial Services Corporation
                      150 North Washington Avenue
                      Scranton, PA 18503
                      Attn: Chairman of the Board of Directors

               SECTION 5.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the principles of conflicts of laws rules of any state. Any legal proceeding arising out of or relating to this Agreement will be instituted in a state or federal court in the Commonwealth of Pennsylvania, and the Executive and the Company hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) that they may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.

               SECTION 5.9. Counterparts and Facsimiles. This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument.

               SECTION 5.10. Compliance with Section 409A of the Code. Notwithstanding anything herein to the contrary, if payment of any of the amounts to be made pursuant to this Agreement is required to be postponed in order to avoid disadvantageous tax treatment under Section 409A of the Internal Revenue Code (as added by the American Jobs Creation Act of 2004), payment of such amounts shall be postponed for up to six months until payment is permitted under Section 409A. If payment of any such amount is postponed, the postponed portion will be paid as soon as payment is permitted under Section 409A.

               SECTION 5.11. Remedies. In the event of any breach of this Agreement by either party, the party injured by such breach shall be entitled to attorneys' fees, costs and expenses incurred by reason of such breach, if any, together with interest at the maximum rate permitted by law. This paragraph shall not be considered a waiver of or a limitation on the remedies available under this Agreement or at law or in equity for breach of this Agreement.

                            [signature page follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 1st day of November, 2005.



                                    PENSECO FINANCIAL SERVICES CORPORATION

                                    By: /s/  Otto P. Robinson Jr.
                                        -------------------------------
                                    Title: President
                                           ----------------------------


                                    PENN SECURITY BANK & TRUST

                                    By: /s/  Otto P. Robinson Jr.
                                        -------------------------------
                                    Title: President
                                           ----------------------------



                                    /s/  Craig W. Best
                                    ---------------------------------------
                                    CRAIG W. BEST

                                   APPENDIX A

                            STOCK APPRECIATION RIGHTS

                                 AWARD AGREEMENT

                                   APPENDIX B

                                     RELEASE

                                   APPENDIX A

                       STOCK APPRECIATION RIGHTS AGREEMENT


               Effective as of January 3, 2006 (the "Date of Grant") and subject to the terms set forth herein, Penseco Financial Services Corporation (the "Company") hereby grants to Craig W. Best (the "Executive") stock appreciation rights (SARs) with respect to 10,000 Shares (as defined below) (the "Award").

                                    ARTICLE I
                                   DEFINITIONS

               (a)    "Board" means the Company's Board of Directors.

               (b) "Cause" shall have the same meaning given it in the Employment Agreement between Executive, the Company and Penn Security Bank & Trust, dated January 2, 2006 (the "Employment Agreement").

               (c) "Change in Control" shall have the same meaning given it in the Employment Agreement.

               (d) "Change in Control Termination" shall have the same meaning given it in the Employment Agreement.

               (e) "Disability" shall have the same meaning given it in the Employment Agreement.

               (f) "Fair Market Value" means as of any date: (i) the closing price of the Share as reported on the principal nationally recognized stock exchange on which the Shares are traded on such date, or if no prices are reported with respect to such Shares on such date, the closing price of the Share on the last preceding date on which there were reported prices of such Shares; or (ii) if the Shares are not listed or admitted to unlisted trading privileges on a nationally recognized stock exchange, the closing price of the Share as reported by The Nasdaq Stock Market on such date, or if no prices of such Shares are reported on such date, the closing price of the Shares on the last preceding date on which there were reported prices of such Shares; or (iii) if Shares are not listed or admitted to unlisted trading privileges on a nationally recognized stock exchange or traded on The Nasdaq Stock Market, the Fair Market Value will be determined by the Board acting in its good faith discretion, which determination will be conclusive.

               (g) "Good Reason" shall have the same meaning given it in the Employment Agreement.

               (h) "Shares" means shares of the Company's common stock, par value $.01, subject to substitution or adjustment as provided in Article 3, Section (c) hereof.

                                   ARTICLE II
                                 TERMS OF AWARD

               SECTION 2.01  VESTING AND EXERCISABILITY OF SARS.

                      (a) Vesting. Executive's SARs will vest and become exercisable in accordance with the following schedule, provided that Executive remains in continuous service with the Company through the applicable vesting date:

             ------------------------------------- ------------------------
             |         Vesting Date               |   No. of SARs Vested   |
             ------------------------------------- ------------------------
             |1st Anniversary of Date of Grant    |         2,000          |
             ------------------------------------ -------------------------
             |2nd Anniversary of Date of Grant    |         2,000          |
             ------------------------------------ -------------------------
             |3rd Anniversary of Date of Grant    |         2,000          |
             ------------------------------------ -------------------------
             |4th Anniversary of Date of Grant    |         2,000          |
             ------------------------------------ -------------------------
             |5th Anniversary of Date of Grant    |         2,000          |
             ------------------------------------ -------------------------

                      (b) Vesting upon Termination of Service. In the event that Executive's service to the Company terminates for any reason other than (i) a Company-initiated termination for Cause; (ii) a Change in Control Termination or (iii) a resignation by Executive for Good Reason, Executive will cease vesting in any SARs and any unvested SARs will immediately terminate.

                      (c) Vesting Upon a Change in Control Termination or a Resignation for Good Reason. In the event of a Change in Control Termination or a resignation by Executive for Good Reason, the Company will cause any unvested SARs to become vested and immediately exercisable.

                      (d) Rights upon Termination for Cause. In the event that Executive's service to the Company terminates for Cause, Executive (or any successor or legal representative) shall not have any rights under any SAR, whether vested or unvested, and the Company shall not be obligated to make payment (or have any other obligation or liability) under any SAR. In such circumstances, Executive (or any successor or legal representative) will have no right under such SAR regardless of whether Executive (or any successor or legal representative) delivered a notice of exercise prior to termination of service for Cause.

                      (e) Service with the Company's Subsidiaries and Affiliates. Solely for purposes of this Award, service with the Company will be deemed to include service with a subsidiary or an affiliate of the Company for so long as that entity remains a subsidiary or an affiliate of the Company.

               SECTION 2.02  EXERCISE OF SARS.

                      (a) Term. SARs which vest and become exercisable in accordance with Section 2.01 may not be exercised later than the date that is ten (10) years after the Date of Grant.

                      (b) SAR Exercise Price. The per SAR exercise price is [$____] (the "Exercise Price"), which is the Fair Market Value per Share on the Date of Grant.

                      (c) Method of Exercise. Executive may exercise the vested portion of his SARs by providing written notice to the Company stating the election to exercise, together with such additional documents as the Company may then require. Such written notice shall be signed by the Executive and shall be delivered in person or by certified mail to the Secretary of the Company or such other person as may be designated by the Company. The date of receipt by the Secretary shall be the "Exercise Date."

                      (d) Amount of Payment. Any SAR granted hereunder will entitle Executive, upon exercise of the SAR, to receive, in accordance with
Section 2.02(e), either cash and/or Shares in an amount equal to the excess, if any, of (a) the Fair Market Value per Share subject to the SAR on the Exercise Date, over (b) the Exercise Price.

                      (e) Form of Payment. Upon exercise by Executive of any SAR while Executive is employed by the Company, the Company will make payment to Executive in the form of a lump sum cash payment, or in Shares, or in any combination of cash and Shares, in the sole discretion of the Board, as soon as administratively practicable following Executive's Exercise Date. Upon exercise by Executive of any SAR after a termination of Executive's service with the Company, the Company will make payment to Executive in the form of a lump sum cash payment only.

                      (f) Partial Exercise. The Award may be exercised in whole or in part; provided, however, that any exercise may apply only with respect to a whole number of SARs.

                      (g) Restrictions on Exercise. The Company may require Executive to make any representation or warranty to the Company as may be required by or advisable under any applicable law or regulation.

               SECTION 2.03  EXERCISE RIGHTS UPON TERMINATION OF SERVICE.

                      (a) SARs granted hereunder will remain exercisable after termination of employment or other service only to the extent specified in this Section 2.03.

                             (i)    Termination by Reason of Death or
Disability. If Executive's service with the Company terminates by reason of death or Disability, any SAR held by Executive may thereafter be exercised, to the extent then exercisable, by Executive or his legal representative of the estate or by the his legatee under his will, as applicable, for a period expiring (i) 12 months from the date of death or termination of service, as applicable, or, if sooner, then upon the expiration of the term specified in
Section 2.02(a).

                              (ii)  Other Termination. If Executive's service
with the Company terminates for any reason other than by reason of death, Disability or Cause, any SAR held by Executive may thereafter be exercised by Executive, to the extent it was exercisable at the time of, or becomes exercisable because of, such termination, for a period expiring (i) 90 days from the date of termination of service, or, if sooner, then upon the expiration of the term specified in Section 2.02(a).

                                   ARTICLE III
                                  MISCELLANEOUS

               (a) Tax Withholding. The Company is hereby authorized to withhold from any consideration payable or property transferable to Executive any taxes required to be withheld by federal, state or local law in connection with the grant or exercise of any SARs or the vesting or disposition of the SARs.

               (b) Tax Consequences. Executive acknowledges that the Company has not advised him regarding his income tax liability in connection with the exercise or vesting of any SAR. Executive has reviewed with his own tax advisors the federal, state, local and foreign tax consequences of this Award and the transactions contemplated by herein. Executive is relying solely on such advisors and not on any statements or representations of the Company or any of its subsidiaries or affiliates. Executive understands that he (not the Company) will be responsible for his own tax liabilities arising in connection with this Award and the transactions contemplated herein.

               (c) Adjustment of Shares. In the event of any recapitalization, stock split or combination, stock dividend or other similar event or transaction affecting the Shares, equitable substitutions or adjustments will be made by the Board, in its reasonable discretion to keep Executive whole, to the number, type and issuer of Shares subject to outstanding SARs, and to the Exercise Price of outstanding SARs.

               (d) Change in Control. Notwithstanding anything to the contrary set forth herein, in the event of any Change in Control, the Board may, in its sole and absolute discretion and without the need for the consent of Executive, take one or more of the following actions contingent upon the occurrence of that Change in Control: (i) provide for the issuance of substitute awards in lieu of any outstanding SARs that have been granted to Executive pursuant to this Award; (provided, that the Board will ensure that any substitute awards will substantially preserve the value, rights and benefits of any outstanding SARs granted to Executive hereunder); or (ii) cancel any SAR held by Executive in exchange for cash and/or other substitute consideration with a value equal to (A) the number of Shares subject to that SAR, multiplied by (B) the difference, if any, between the Fair Market Value per Share on the date of the Change in Control and the Exercise Price of that SAR (provided, that if the Fair Market Value per Share on the date of the Change in Control does not exceed the Exercise Price of any such SAR, the Board may cancel that SAR without any payment of consideration therefore).

               (e) No Right to Continue Employment or Service. This Award will not confer upon Executive any right to continue in the service of the Company or any of its subsidiaries or affiliates, or limit in any respect the right of the Company or its subsidiaries and affiliates to discharge Executive at any time, with or without Cause and with or without notice.

               (f) Non-Transferability. SARs subject to this Award may not be sold, pledged, assigned, hypothecated, gifted, transferred or disposed of in any manner either voluntarily or involuntarily by operation of law, other than by will or by the laws of descent or distribution. During the Executive's lifetime, SARs are exercisable only by Executive. Subject to the foregoing, the terms of this Award will be binding upon the executors, administrators and heirs of Executive.

               (g) Entire Agreement. This Award, together with the Employment Agreement, represents the entire agreement between the parties and supersedes any prior agreement, written or otherwise, relating to the subject matter hereof.

               (h) Governing Law. This Award will be construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts of laws.

               IN WITNESS WHEREOF, this Award has been executed by the parties on the ___ day of _______, 200__

                              PENSECO FINANCIAL SERVICES CORPORATION

                              By:________________________________

                              Title: ____________________________



                              ___________________________________
                              CRAIG W. BEST

                                   APPENDIX B

                     RELEASE AND NON-DISPARAGEMENT AGREEMENT


               THIS RELEASE AND NON-DISPARAGEMENT AGREEMENT (this "Release") is made as of the ___ day of _______, _____ by and between Penn Security Bank & Trust, a Pennsylvania state chartered community bank and trust company, Penseco Financial Services Corporation, a Pennsylvania corporation, (together the "Company") and Craig Best (the "Executive").

               WHEREAS, the Executive's employment as an executive of the Company has terminated; and

               WHEREAS, pursuant to Section 3.7 of the Employment Agreement by and between the Company and the Executive, effective as of January 2, 2006 (the "Agreement"), the Company has agreed to pay the Executive certain amounts and to provide him with certain rights and benefits, subject to the execution of this Release.

               NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

        1. Consideration. The Executive acknowledges that: (i) the payments, rights and benefits set forth in Article 3 of the Agreement constitute full settlement of all his rights under the Agreement, (ii) he has no entitlement under any other severance or similar arrangement maintained by the Company, and
(iii) except as provided in Section 3.7 of the Agreement or otherwise provided specifically in this Release, the Company does not and will not have any other liability or obligation to the Executive. The Executive further acknowledges that, in the absence of his execution of this Release, the benefits and payments specified in Section 3.7 of the Agreement would not otherwise be due to him.

        2.    Release and Covenant Not to Sue.

               2.1.  Except as provided in Section  2.3,  below,  the  Executive hereby fully and forever releases and discharges the Company, and all predecessors and successors, assigns, stockholders, affiliates, officers, directors, trustees, employees, agents and attorneys, past and present (the Company and each such person or entity is referred to as a "Released Person") from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Release, out of the Executive's employment by the Company or the termination thereof, including, but not limited to, any claims for relief or causes of action under the Age Discrimination in Employment Act, 29 U.S.C. ss 621 et seq., or any other federal, state or local statute, ordinance or regulation regarding discrimination in employment and any claims, demands or actions based upon alleged wrongful or retaliatory discharge or breach of contract under any state or federal law.

               2.2. The Executive expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against a Released Person and that he has not assigned any claim against a Released Person. The Executive further promises not to initiate a lawsuit or to bring any other claim against the other arising out of or in any way related to the Executive's employment by the Company or the termination of that employment. This Release will not prevent the Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by the Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.

               2.3. The foregoing provisions do not and will not be deemed to release the Company from or to affect the Executive's rights with respect to:
(a) claims solely to enforce this Release;  (b) claims solely to enforce Section
3.7 of the Agreement;(c) claims solely to enforce the terms of any incentive award agreement between the Executive and the Company;(d) claims for indemnification, defense or both under the Company's By-Laws, certificate of incorporation, Board resolutions, insurance policies or (if greater) applicable state law; or (e) claims for vested benefits under the terms of any employee benefit plan, as such terms are defined and used in and under ERISA; or (f) claims based on events subsequent to the effective date of this Release.

        3. Restrictive Covenants. The Executive acknowledges that restrictive covenants contained in Article IV of the Agreement will survive the termination of his employment. The Executive affirms that those restrictive covenants are reasonable and necessary to protect the legitimate interests of the Company, that he received adequate consideration in exchange for agreeing to those restrictions and that he will abide by those restrictions.

        4. Non-Disparagement. The Executive will not disparage any Released Person or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of any Released Person, except as may be required by law or in connection with any legal proceeding, interrogatory, subpoena, civil investigative demand or other legal process. The Company agrees that neither it nor any of its officers or directors will make any statement or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of the Executive, except as may be required by law or in connection with any legal proceeding, interrogatory, subpoena, civil investigative demand or other legal process.

        5. Cooperation. The Executive further agrees that, subject to reimbursement of his reasonable and/or authorized expenses, he will cooperate as fully as is reasonable with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which the Executive was in any way involved during his employment with the Company. The Executive shall render such cooperation following reasonable notice from the Company in as timely a manner as is reasonable under the circumstances, considering constraints due to: other employment; service on Boards of Directors; significant personal commitments (such as prescheduled vacations); or any illness, injury or other medical disability. Nothing in this section does or shall be construed to obligate theExecutive to violate any law or legal or professional ethical standard or obligation. Subject to the foregoing, Executive agrees to provide his time and services pursuant to this section without any payment (other than expense reimbursements) while he is receiving severance payments pursuant to Section 3.7 of the Agreement. Thereafter, except to the extent prohibited by law or by the Code of Professional Responsibility, the Company shall pay Executive for his time pursuant to this Section at an hourly rate equal to the sum resulting from dividing his final Base Salary by 2080.

        6. Rescission Right. The Executive expressly acknowledges and recites that (a) he has read and understands the terms of this Release in its entirety,
(b) he has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it; (d) he was provided twenty-one (21) calendar days after receipt of the Release to consider its terms before signing it; and (e) he is provided seven
(7) calendar days from the date of signing to terminate and revoke this Release, in which case this Release shall be unenforceable, null and void. The Executive may revoke this Release during those seven (7) days by providing written notice of revocation to the Company at the address specified in Section 5.7 of the Agreement.

        7. Challenge. If the Executive violates or challenges the enforceability of any provisions of the Restrictive Covenants or this Release, no further payments, rights or benefits under Section 3.7 of the Agreement will be due to the Executive.

        8.    Miscellaneous.

        8.1. No Admission of Liability. This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to the Executive or of any duty owed by Executive to the Company. There have been no such violations, and the Company and Executive specifically deny any such violations.

        8.2. No Reinstatement. The Executive agrees that he will not apply for reinstatement with the Company or seek in any way to be reinstated, re-employed or hired by the Company in the future.

        8.3. Successors and Assigns. This Release shall inure to the benefit of and be binding upon the Company and the Executive and their respective successors, permitted assigns, executors, administrators and heirs. The Executive may not make any assignment of this Release or any interest herein, by operation of law or otherwise, except by will or the laws of descent and distribution. The Company may assign this Release as provided in Section 5.4 of the Agreement.

        8.4. Severability. Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Release is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Release will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

        8.5. Entire Agreement; Amendments. Except as otherwise provided herein, this Release contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof, except for the provisions of the Agreement which contemplate performance subsequent to termination of Executive's employment. This Release may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

        8.6. Governing Law. This Release shall be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts of laws.

        8.7. Counterparts and Facsimiles. This Release may be executed, including execution by facsimile signature, in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

                            [Signature page follows]

               IN WITNESS WHEREOF, the Company has caused this Release to be executed by its duly authorized officer, and the Executive has executed this Release, in each case as of the date first above written.

                                    PENSECO FINANCIAL SERVICES CORPORATION

                                    By:________________________________

                                    Title: ____________________________


                                    PENN SECURITY BANK & TRUST

                                    By:________________________________

                                    Title: ____________________________



                                    ___________________________________
                                    CRAIG BEST






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